FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-13

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 05/05/26 12:04:10 UTC-4:00

Subject: WFCM 2026-5C9 - PUBLIC NEW ISSUE **IPTs**

WFCM 2026-5C9 - PUBLIC NEW ISSUE **IPTs**

$512.996MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners:	Wells Fargo Securities, LLC, Goldman Sachs & Co. LLC, SG Americas Securities, LLC, J.P. Morgan Securities LLC and Barclays Capital Inc.
Co-Managers:	Academy Securities, Inc., Drexel Hamilton, LLC, Natixis Securities Americas LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/KBRA/Moody's)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	IPTs
A-1	AAAsf/AAA(sf)/Aaa(sf)	$5.272	30.000%	2.39	1-55	16.4%	41.6%	J+73a (AUCTION)
A-2*	AAAsf/AAA(sf)/Aaa(sf)	[$146.895]	30.000%	[4.65]	[55-57]	16.4%	41.6%	J+A3-2
A-3*	AAAsf/AAA(sf)/Aaa(sf)	[$272.806]	30.000%	[4.84]	[57-59]	16.4%	41.6%	J+78A
A-S	AAAsf/AAA(sf)/Aa3(sf)	$44.015	22.750%	4.88	59-59	14.8%	45.9%	J+110A
B	AA-sf/AA(sf)/NR	$33.390	17.250%	4.92	59-60	13.8%	49.2%	J+140A

*Sizes, WAL’s and Windows are subject to change as detailed in the Term Sheet

POOL BALANCE:	$619,935,844
NUMBER OF LOANS/PROPERTIES:	29 / 138
WA MORTGAGE INT. RATE:	6.6458%
WA CUT-OFF LTV:	59.4%
WA UW NCF DSCR:	1.58x
WA UW NOI DEBT YLD:	11.5%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	64.2%
LOAN SELLERS:	WFB (36.1%), GSMC (12.5%), RREF DLI (10.2%), LMF (10.1%), SGFC (9.9%), JPMCB (7.3%), ZBNA (5.3%), BCREI (3.2%), NREC (3.0%) AND AREF2 (2.4%)
TOP 5 STATES:	CA (23.9%), NY (15.2%), MD (9.4%), IN (9.1%), AR (6.5%)
TOP 5 PROPERTY TYPES:	RT (22.9%), MF (20.3%), IN (14.9%), OF (12.5%), MU (11.6%)

RISK RETENTION:	L-Shape

MASTER SERVICER:	Trimont LLC
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Deutsche Bank National Trust Company
CERT ADMIN:	Computershare Trust Company, N.A.
OPERATING ADVISOR:	Pentalpha Surveillance LLC
INITIAL CONTROLLING CLASS REP:	RREF V – D AIV RR L, LLC or an affiliate

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.